                 DEAN WITTER SELECT DIMENSIONS INVESTMENT SERIES

                             Two World Trade Center
                               New York, NY  10048




                                        October     , 1996


To Dean Witter InterCapital Inc.:

     The Investment Management Agreement between you and this Fund (the "Agreement") provides that in the event the Fund establishes an additional Portfolio with respect to which it desires to retain you to render investment advisory services under the Agreement, it shall notify you in writing, and further provides that if you are willing to render such services, you shall notify the Fund in writing, whereupon such Portfolio shall become a Portfolio under the Agreement.

     The Fund hereby informs you that it has established an additional Portfolio, designated as the Mid-Cap Growth Portfolio, and that it desires to retain you to render investment advisory services to this Portfolio under the Agreement, for which the Fund shall pay you monthly compensation determined by applying the annual rate of __% to the net assets of the Mid-Cap Growth Portfolio, determined as of the close of each business day.




                                   Very truly yours,

                                   DEAN WITTER SELECT
                                   DIMENSIONS INVESTMENT
                                   SERIES


                                   by
                                     ------------------------------------

Dean Witter InterCapital Inc. hereby notifies Dean Witter Select Dimensions Investment Series of its willingness to render investment advisory services to the Mid-Cap Growth Portfolio under the Agreement, with the fee as specified above.

                                   DEAN WITTER INTERCAPITAL INC.


                                   by
                                     ------------------------------------